Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-282920, 333-203604, 333-107114, 333-132036 and post-effective amendment No. 1 to Form S-8 No. 033-64187) on Form S-8 pertaining to The Lincoln Electric Company Employee Savings Plan of Lincoln Electric Holdings, Inc. for our report dated June 25, 2026 with respect to the financial statements and schedule of The Lincoln Electric Company Employee Savings Plan included in this Annual Report (Form 11-K) as of and for the year ended December 31, 2025.

/s/ Bober, Markey, Fedorovich & Company

Cleveland, Ohio
June 25, 2026